                                                                       EXHIBIT 6

                               OPTION AGREEMENT
                               ----------------


     OPTION AGREEMENT, dated as of the date set forth below (the "Option Agreement"), by and among Telesciences, Inc., a Delaware corporation (the "Company") and the undersigned holder of Options (the "Option Holder").


                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") with EDB Business Partner ASA, a Norwegian limited company ("Parent"), and EDB 4tel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), dated as of October 19, 1999;

     WHEREAS, the Merger Agreement provides that Purchaser shall offer to purchase for cash any and all of the issued and outstanding shares of Common Stock (the "Shares") of the Company at a price of $8.79 per Share (the "Offer Price"); and

     WHEREAS, the Merger Agreement provides that the holders of any options (the "Options") of the Company issued and outstanding under the Company's 1997 Stock Incentive Plan (the "Plan") (whether or not then currently exercisable) will be entitled to receive, and shall receive, at the sole election of the holder of such Option in settlement of each Option, where the amount is positive, a cash payment from the Company in an amount equal to the product of the Offer Price minus the exercise price per Share of the Option and the number of Shares covered by such Option.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained and intending to be bound hereby, the parties hereto agree as follows:

     1.   SETTLEMENT OF OPTIONS.  Option Holder agrees to receive, in settlement
          ---------------------
of each Option held by Option Holder, where such amount is positive, a cash payment from the Company in an amount equal to the product of the Offer Price minus the exercise price per Share of each Option and the number of Shares covered by such Option as set forth in Section 2.08 of the Merger Agreement (a copy of this section is attached hereto as Exhibit A). Subject to any applicable withholding taxes, such payment shall be made upon the date (the "Payment Date") that is the latest of (i) the Completion of the Offer (as defined in the Merger Agreement), (ii) the first business day of January 2000 or
(iii) the earlier of (A) 30 business days after the termination notice is given in accordance with the terms of the Plan or (B) the date of this Option Agreement.

     2.   CONFIRMATION OF OPTIONS.  Option Holder confirms that the number of
          -----------------------
Shares issuable upon exercise of Options held by the Option Holder and the exercise price(s) of such Options are as set forth in Exhibit B attached hereto.

     3.   TERMINATION OF OPTIONS.  Option Holder agrees that, conditioned upon
          ----------------------
the Completion of the Offer all Options held by Option Holder shall be terminated as of the Payment Date.

     4.   EXERCISE OF OPTIONS.  Option Holder agrees to not exercise any Options
          -------------------
unless and until the Merger Agreement is terminated.

     5.   TERMINATION OF THIS OPTION AGREEMENT.  This Option Agreement shall
          ------------------------------------
terminate if and when the Merger Agreement is terminated.


     IN WITNESS WHEREOF, each of the parties have signed this Agreement as of the day, month and year first above written.


                                       TELESCIENCES, INC.


                                       By:  ______________________________
                                            Andrew P. Maunder
                                            President and Chief Executive
                                            Officer



Dated: _____________, 1999             ___________________________________
                                       Signature of Option Holder

                                       ___________________________________
                                       Print Name of Option Holder

                                   EXHIBIT A
                                   ---------

     SECTION 2.08 Employee Stock Options.   On the latest of (i) the Completion
                  ----------------------
     of the Offer (ii) the first business day of January 2000 or (iii) the earlier of (A) 30 days after termination notice is given in accordance with the terms of the plan governing the Options (as defined herein) or (B) the date that the Option holder agrees to the treatment provided in this
     Section 2.08, each holder of then outstanding options to purchase Shares granted by the Company (whether or not then currently exercisable) (the "Options") will be entitled to receive, and shall receive, at the sole election of the holder of such Option in settlement of each Option where the amount set forth in clause (i) below is positive, a cash payment from the Company in an amount equal to the product of (i) the Transaction Consideration minus the exercise price per Share of the Option and (ii) the number of Shares covered by such Option. Such payment shall be reduced by any applicable withholding taxes. If and to the extent required by the terms of the plan governing such Options or pursuant to the terms of any Option granted thereunder, each of Parent and the Company shall use its best efforts to obtain the consent of each holder of outstanding Options to the foregoing treatment of such Options, including without limitation, giving the termination notice contemplated by the plan governing such Options. The Company, acting through its Board of Directors or any committee thereof, shall have the right at any time or from time to time following the execution hereof to accelerate and vest, in full or in part, any and all Options not currently exercisable in full. Effective as of the Effective Time, the Company, acting through its Board or any committee thereof, shall terminate those Options with an exercise price that is greater than the Transaction Consideration.

                                   EXHIBIT B
                                   ---------



     Name of Option Holder:  _____________________

Shares Issuable Upon Exercise of Option*         Exercise Price Per Share*     Date of Grant
---------------------------------------          ------------------------      -------------


_________________________

     * Number of Shares and exercise price are adjusted to reflect the one-for-four reverse stock split of the Telesciences, Inc. common stock effective on October 15, 1999.